Exhibit 99.REPT

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Mutual of America Investment Corporation:

We have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the financial statements of Mutual of America Investment Corporation (comprised of: Equity Index Fund, All America Fund, Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid-Cap Equity Index Fund, International Fund, Composite Fund, Retirement Income Fund, 2010 Retirement Fund, 2015 Retirement Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund, 2040 Retirement Fund, 2045 Retirement Fund, Conservative Allocation Fund, Moderate Allocation Fund, Aggressive Allocation Fund, Money Market Fund, Mid-Term Bond Fund and Bond Fund (collectively, the “Funds”)) as of December 31, 2007, and for the year or period ended December 31, 2007, and have issued our unqualified report thereon dated February 28, 2008 (which report and financial statements are included in Item 1 of this Certified Shareholder Report on Form N-CSR). Our audit included an audit of the Funds’ portfolios of investments in securities (the “Schedules”) as of December 31, 2007 appearing in Item 6 of this Form N-CSR. These Schedules are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these Schedules based on our audits.

In our opinion, the Schedules referred to above, when read in conjunction with the financial statements of the Funds referred to above, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

New York, NY

February 28, 2008